July 21, 2017

Butler National Corporation 19920 W. 161st Street Olathe, Kansas 66061

Ladies and Gentlemen:

We have acted as counsel to Butler National Corporation, a Kansas corporation (the “Corporation”), in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) of 12,500,000 shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance pursuant to the Butler National Corporation 2016 Equity Incentive Plan (the “Plan”). Such shares of Common Stock issuable pursuant to the Plan are herein referred to as the “Shares.”

As such counsel, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, instruments and certificates of officers and representatives of the Corporation and have made such investigations of law, as we deem necessary or appropriate in order to enable us to render the opinion expressed below.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized for issuance and will be, when issued and delivered pursuant to the Plan, fully paid and nonassessable.

The opinion stated herein, is as of the date hereof, and we assume no obligation to update or supplement this legal opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. This legal opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bryan Cave LLP

BRYAN CAVE LLP